Exhibit 99.1

295 Woodcliff Drive, Suite 202, Fairport, New York 14450

CONTACT:	Investors and Media: Felix Veksler
Vice President, Investor Relations
ir@monro.com

FOR IMMEDIATE RELEASE

MONRO, INC. ANNOUNCES FIRST QUARTER FISCAL 2026 FINANCIAL RESULTS

•	First Quarter Comparable Store Sales Increased 5.7%

•	First Quarter Sales Increased 2.7% to $301 Million

•	First Quarter Diluted Loss per Share of $.28; Adjusted Diluted Earnings per Share[1] of $.22

•	Distributed First Quarter Fiscal 2026 Cash Dividend of $.28 per Share

•	Completed Store Portfolio Review with the Closure of 145 Underperforming Stores

•	Released Fifth Annual Environmental, Social & Governance (ESG) Report

FAIRPORT, N.Y. – July 30, 2025 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its first quarter ended June 28, 2025.

First Quarter Results

Sales for the first quarter of the fiscal year ending March 28, 2026 (“fiscal 2026”) increased 2.7% to $301.0 million, as compared to sales of $293.2 million for the first quarter of the fiscal year ended March 29, 2025 (“fiscal 2025”). This was primarily driven by a 5.7% increase in comparable store sales, which was partially offset by a reduction in sales due to closed stores. Comparable store sales decreased 9.9% in the prior year period.

Comparable store sales increased 26% for front end/shocks, 9% for brakes, 9% for batteries, 4% for tires, and 4% for maintenance services compared to the prior year period. Comparable store sales for alignments were flat compared to the prior year period. Please refer to the “Comparable Store Sales” section below for a discussion of how the Company defines comparable store sales.

[1]	Adjusted diluted EPS is a non-GAAP measure. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

Gross margin decreased 170 basis points compared to the prior year period, primarily from higher technician labor costs, mostly due to wage inflation, and higher material costs, largely due to mix within tires as well as an increased level of self-funded promotions to attract value-oriented consumers into the Company’s stores, which were partially offset by lower occupancy costs as a percentage of sales.

Total operating expenses for the first quarter of fiscal 2026 were $113.0 million, or 37.5% of sales, as compared to $95.9 million, or 32.7% of sales in the prior year period. The increase was principally due to $14.8 million of store closing costs related to the closure of 145 underperforming stores and $4.7 million of costs incurred in connection with third-party consultants related to the Company’s operational improvement plan.

Operating loss for the first quarter of fiscal 2026 was $6.1 million, or -2.0% of sales, as compared to operating income of $13.2 million, or 4.5% of sales in the prior year period. Adjusted operating income, a non-GAAP measure, for the first quarter of fiscal 2026 was $14.0 million, or 4.7% of sales, as compared to $14.7 million, or 5.0% of sales in the prior year period. Please refer to the reconciliation of adjusted operating income in the table below for details regarding excluded items in the first quarters of fiscal 2026 and 2025. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

Interest expense was $4.8 million for the first quarter of fiscal 2026, as compared to $5.1 million for the first quarter of fiscal 2025, principally due to a decrease in weighted average debt.

Income tax benefit in the first quarter of fiscal 2026 was $2.7 million, or an effective tax rate of 24.8%, compared to an income tax expense of $2.3 million, or an effective tax rate of 28.5% in the prior year period. The year-over-year difference in effective tax rate is primarily related to the discrete tax impact related to share-based awards and other adjustments, none of which are significant.

Net loss for the first quarter of fiscal 2026 was $8.1 million, as compared to net income of $5.9 million in the same period of the prior year. Diluted loss per share for the first quarter of fiscal 2026 was $.28. This compares to diluted earnings per share of $.19 in the first quarter of fiscal 2025. Adjusted diluted earnings per share, a non-GAAP measure, for the first quarter of fiscal 2026 was $.22. This compares to adjusted diluted earnings per share of $.22 in the first quarter of fiscal 2025. Please refer to the reconciliation of adjusted net income and adjusted diluted earnings per share in the tables below for details regarding excluded items in the first quarters of fiscal 2026 and 2025. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of these non-GAAP measures.

“The Monro team drove mid-single-digit comparable store sales growth in the first quarter, which has enabled us to report two consecutive quarters of positive comps for the first time in a couple of years. This was driven by the progress we continue to make with our ConfiDrive digital courtesy inspection process, which resulted in sales and unit growth in our tire category and our high-margin service categories, including front-end shocks, brakes, batteries, and maintenance services. We maintained prudent operating cost control, as reflected in lower store direct costs in the quarter. We reduced inventory levels across the system by approximately $10 million, primarily as a result of reducing our store count. Our profitability on an adjusted diluted earnings per share basis was in-line with the prior year first quarter. These results serve as a solid foundation to build upon as we implement our performance improvement plan to enhance Monro’s operations, drive profitability, and increase operating income and total shareholder returns. Encouragingly, our preliminary fiscal July comps are up 2%, which would result in our sixth consecutive month of consistent comparable store sales growth”, said Peter Fitzsimmons, President and Chief Executive Officer.

Fitzsimmons continued, “We’ve made progress in the four key areas identified as opportunities for performance improvement. With the closure of 145 underperforming stores now completed, this enables us to focus on improving performance in our 1,115 continuing locations through increasing merchandising productivity, which includes mitigating tariff risk, driving profitable customer acquisition and activation, and improving our store location-based customer experience and selling effectiveness.”

Strong Financial Position

As of June 28, 2025, the Company had availability under its credit facility of $398.4 million and cash and equivalents of $7.8 million.

First Quarter Fiscal 2026 Cash Dividend

On June 17, 2025, the Company paid a cash dividend for the first quarter of fiscal 2026 of $.28 per share.

Store Portfolio Review

The Company completed its comprehensive store portfolio review, which resulted in the closure of 145 underperforming stores during the first quarter of fiscal 2026. Monro ended the quarter with 1,115 company-operated stores and 48 franchised locations.

Environmental, Social & Governance (ESG)

Monro recently released its fifth annual ESG Report, which covers fiscal year 2025. The report highlights the Company’s ESG initiatives, including ongoing commitments to operational excellence and responsible business practices as the foundation for driving growth, strengthening relationships, and delivering long-term value to stakeholders. The report is available on the Company’s corporate website at corporate.monro.com/esg/default.aspx.

Company Expectations

Monro is not providing fiscal 2026 financial guidance at this time but will provide perspective on its expectations for fiscal 2026 during its earnings conference call.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on July 30, 2025 at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 1-833-470-1428 and using the required access code of 932091. A replay will be available approximately two hours after the recording through Wednesday, August 13, 2025 and can be accessed by dialing 1-866-813-9403 and using the required access code of 386938. A replay can also be accessed via audio webcast at the Investors section of the Company’s website, located at corporate.monro.com/investors.

About Monro, Inc.

Monro, Inc. (NASDAQ: MNRO) is one of the nation’s leading automotive service and tire providers, delivering best-in-class auto care to communities across the country, from oil changes, tires and parts installation, to the most complex vehicle repairs. With a focus on sustainable growth, the Company generated approximately $1.2 billion in sales in fiscal 2025. Monro brings customers the professionalism and high-quality service they expect from a national retailer, with the convenience and trust of a neighborhood garage. Monro’s highly trained teammates and certified technicians bring together hands-on experience and state-of-the-art technology to diagnose and address automotive needs every day to get customers back on the road safely. For more information, please visit corporate.monro.com.

Cautionary Note Regarding Forward-Looking Statements

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “continue,” “expect,” “may,” “believe,” “focus,” “will,” “would,” “plan,” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to uncertainty related to the financial and operational impact of the comprehensive store portfolio review, product demand, advances in automotive technologies including adoption of electric vehicle technology, our dependence on third parties for certain inventory, dependence on and competition within the primary markets in which the Company’s stores are located, the effect of general business or economic and geopolitical conditions on the Company’s business, including consumer spending levels, inflation, and unemployment, seasonality, our ability to generate sufficient cash flows from operations and service our debt obligations and comply with the terms of our credit agreement, changes in the U.S. trade environment, including the impact of tariffs on products imported from China and other countries, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 29, 2025. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Financial Measures

In addition to reporting operating (loss) income, net (loss) income, and diluted (loss) earnings per share (“EPS”), which are generally accepted accounting principles (“GAAP”) measures, this press release includes adjusted operating income, adjusted net income, and adjusted diluted EPS, which are non-GAAP financial measures. The Company has included reconciliations from adjusted operating income, adjusted net income, and adjusted diluted EPS to their most directly comparable GAAP measures, operating (loss) income, net (loss) income, and diluted EPS. Management views these non-GAAP financial measures as a way to better assess comparability between periods because management believes the non-GAAP financial measures show the Company’s core business operations while excluding certain items that are not part of our core operations such as store closing costs net of related gains on the sale of owned locations and early lease terminations, consulting costs related to the Company’s operational improvement plan, transition costs related to back-office optimization, costs related to store impairment charges, corporate headquarters relocation costs, and write-off of debt issuance costs.

These non-GAAP financial measures are not intended to represent, and should not be considered more meaningful than, or as an alternative to, their most directly comparable GAAP measures. These non-GAAP financial measures may be different from similarly titled non-GAAP financial measures used by other companies.

Comparable Store Sales

The Company defines comparable store sales as sales for locations that have been opened or owned at least one full fiscal year. The Company believes this period is generally required for new store sales levels to begin to normalize. Management uses comparable store sales to assess the operating performance of the Company’s stores and believes the metric is useful to investors because the Company’s overall results are dependent upon the results of its stores.

Source: Monro, Inc.

MNRO-Fin

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MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal June
	2025	2024	% Change
Sales	$301,035	$293,182	2.7%
Cost of sales, including occupancy costs	194,129	183,997	5.5%

Gross profit	106,906	109,185	(2.1)%
Operating, selling, general and administrative expenses	112,981	95,939	17.8%

Operating (loss) income	(6,075)	13,246	(145.9)%
Interest expense, net	4,784	5,144	(7.0)%
Other income, net	(158)	(93)	69.9%

(Loss) income before income taxes	(10,701)	8,195	(230.6)%
(Benefit from) provision for income taxes	(2,651)	2,332	(213.7)%

Net (loss) income	$(8,050)	$5,863	(237.3)%

Diluted (loss) earnings per share	$(0.28)	$0.19	(247.4)%

Weighted average number of diluted shares outstanding	29,967	31,219
Number of stores open (at end of quarter)	1,115	1,284

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	June 28, 2025	March 29, 2025
Assets
Cash and equivalents	$7,801	$20,762
Inventory	171,885	181,467
Other current assets	75,116	75,170

Total current assets	254,802	277,399
Property and equipment, net	242,116	258,949
Finance lease and financing obligation assets, net	152,693	159,794
Operating lease assets, net	179,117	181,587
Other non-current assets	776,332	764,094

Total assets	$1,605,060	$1,641,823

Liabilities and Shareholders’ Equity
Current liabilities	$505,963	$524,290
Long-term debt	71,546	61,250
Long-term finance leases and financing obligations	210,115	220,783
Long-term operating lease liabilities	163,956	167,523
Other long-term liabilities	48,589	47,216

Total liabilities	1,000,169	1,021,062
Total shareholders’ equity	604,891	620,761

Total liabilities and shareholders’ equity	$1,605,060	$1,641,823

MONRO, INC.

Reconciliation of Adjusted Operating Income

(Unaudited)

(Dollars in Thousands)

	Quarter Ended Fiscal June
	2025	2024
Operating (Loss) Income	$(6,075)	$13,246
Store closing costs, net (a)	14,816	181
Consulting costs related to operational improvement plan	4,722	—
Transition costs related to back-office optimization	571	597
Store impairment charges	—	520
Corporate headquarters relocation costs	—	125

Adjusted Operating Income	$14,034	$14,669

MONRO, INC.

Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Quarter Ended Fiscal June
	2025	2024
Net (Loss) Income	$(8,050)	$5,863
Store closing costs, net (a)	14,816	181
Consulting costs related to operational improvement plan	4,722	—
Transition costs related to back-office optimization	571	597
Write-off of debt issuance costs	263	—
Store impairment charges	—	520
Corporate headquarters relocation costs	—	125
Provision for income taxes on pre-tax adjustments (b)	(5,297)	(387)

Adjusted Net Income	$7,025	$6,899

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Quarter Ended Fiscal June
	2025	2024
Diluted (Loss) Earnings Per Share	$(0.28)	$0.19
Store closing costs, net (a)	0.37	0.00
Consulting costs related to operational improvement plan	0.12	—
Transition costs related to back-office optimization	0.01	0.01
Write-off of debt issuance costs	0.01	—
Store impairment charges	—	0.01
Corporate headquarters relocation costs	—	0.00

Adjusted Diluted Earnings Per Share	$0.22	$0.22

Note: Amounts may not foot due to rounding.

a)

Amount for the quarter ended fiscal June 2025 includes the closing costs and asset write-offs related to the closure of 145 underperforming stores, in accordance with the Store Closure Plan, net of related gains on the sale of owned locations and early lease terminations.

b)

The adjustments to diluted EPS reflect adjusted effective tax rates of 26.0 percent and 27.2 percent for the quarter ended fiscal June 2025 and the quarter ended fiscal June 2024, respectively. This represents the tax effect of non-GAAP adjustments calculated at an estimated blended statutory tax rate.